SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
March 23, 2005 (March 18, 2005)

United Retail Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	00019774 (Commission File Number)	51-0303670 (IRS Employer Identification No.)

365 West Passaic Street, Rochelle Park, NJ (Address of principal executive offices)	07662 (Zip Code)

Registrant's telephone number including area code: (201) 845-0880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations.

Item 1.01 – Entry Into A Material Definitive Agreement.

A subsidiary of United Retail Group, Inc., United Retail Incorporated (the “Company”), is the defendant in a suit in California Superior Court, Los Angeles County, styled Erik Stanford et ano vs. United Retail Incorporated, served on the Company by two former store managers in California. The suit is purportedly a class action on behalf of certain current and former Company associates employed in California.

The plaintiffs in the Stanford case assert wage and hour claims and related claims against the Company with respect to the period since April 1999.

On March 18, 2005, the Company and the named plaintiffs entered into a Stipulation and Settlement Agreement, subject to Court approval. The Stipulation and Settlement Agreement provides for a comprehensive settlement in the total amount of up to approximately $2.3 million, including interest and payroll taxes, payable on a claims made basis. Also, in anticipation of the Stipulation and Settlement Agreement, compensation of store managers employed by the Company in California was converted from salaried to hourly wages in January 2005. The Stipulation and Settlement Agreement supercedes an earlier Memorandum of Understanding between the parties.

Court hearings to review the fairness of the terms of the Stipulation and Settlement Agreement are expected to be held in the second quarter of fiscal 2005.

The Company established an accrual for the full settlement cost prior to the current fiscal year.

SECTION 9 — Financial Statements and Exhibits.

Item 9.01 – Financial Statements and Exhibits.

(c)

Exhibit 10 – Stipulation and Settlement Agreement, dated as of March 18, 2005, between United Retail Incorporated and the named plaintiffs in the cause entitled Stanford et ano vs. United Retail Incorporated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 23, 2005	UNITED RETAIL GROUP, INC. By:GEORGE R. REMETA George R. Remeta Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
10	Stipulation and Settlement Agreement, dated as of March 18, 2005, between United Retail Incorporated and the named plaintiffs in the cause entitled Stanford et ano vs. United Retail Incorporated